UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 27, 2005

Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	000-30700	84-1524410
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12700 Ventura Boulevard
Studio City, California 91604
(Address of Principal Executive Offices)

(818) 755-2400
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications  pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.          Creation Of A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement Of A Registrant.

Crown Media Holdings, Inc. has a credit agreement with a syndicate of banks, led by JP Morgan Chase Bank, N.A., as administrative agent and issuing bank, under which the banks have extended to Crown a secured revolving line of credit of up to $220.0 million.  Crown had outstanding under this credit facility $180.0 million in principal amount at September 30, 2005.  Any proposed borrowings by Crown in excess of $180.0 million under the credit facility require the concurrence of Hallmark Cards, Incorporated.  The credit facility is described in Crown’s Annual Report on Form 10-K for the year end of December 31, 2004 and in Notes 7, 8 and 9 to the consolidated financial statements in Crown’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

On December 27, 2005, at the request of Crown, Hallmark Cards consented to an additional borrowing of $30.0 million under the credit facility, resulting in a total outstanding principal amount of $210.0 million.  As provided in Crown’s borrowing documents, the proceeds from this additional takedown under the credit facility are to be used for the funding of programming and operational expenses, including program license fee payments to Hallmark Entertainment Distribution, LLC and the National Interfaith Cable Coalition, Inc.

Hallmark Cards controls Crown through its ownership of more than 80% of the equity interests in Hallmark Entertainment Investments Co.  Hallmark Entertainment Distribution, LLC, is an indirect subsidiary of Hallmark Cards and is subject to an agreement for the sale of Hallmark Entertainment, LLC and its subsidiaries to its management and a private investment firm.  The National Interfaith Cable Coalition, Inc. is a shareholder of Crown.  Other relationships of Crown with these entities have been described in Crown’s Annual Report on Form 10-K for the year ended December 31, 2004 and subsequent reports filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date	December 30, 2005	By	/s/ Charles L. Stanford
Charles L. Stanford
Executive Vice President,
Legal and Business Affairs,
and General Counsel